Exhibit 99.1

For further information, contact:
Baxter Phillips, III
Investor Relations:
Insmed Incorporated
(804) 565-3041
investors@insmed.com

Insmed Incorporated Appeals Delisting notification from Nasdaq.

RICHMOND, Va.--(BUSINESS WIRE)--Jan. 27, 2003--Insmed Incorporated (NASDAQ: INSM) announced today that it has requested a hearing before a Nasdaq Listing Qualifications Panel to appeal an earlier Staff Determination to delist the Company’s common stock from the Nasdaq National Market.

Insmed Incorporated received a Nasdaq Staff Determination on January 22, 2003, indicating that the Company has failed to comply with Nasdaq’s minimum bid price requirement of $1.00 per share for continued listing of the Company’s common stock on the Nasdaq National Market as set forth in Marketplace Rule 4450(a)(5). As a result, the Company’s common stock is subject to delisting from the Nasdaq National Market on January 31, 2003. Following procedures set forth in the Nasdaq Marketplace Rule 4800 series, the Company has requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. The hearing request is expected to stay the delisting of the Company’s common stock, pending the Panel’s decision, allowing it to continue to trade on the Nasdaq National Market. There can be no assurance, however, that the Panel will grant the Company’s request for continued listing.

In the event the Panel denies the Company’s request for continued listing on the Nasdaq National Market, the Company intends to apply for its common stock to be listed on the Nasdaq SmallCap Market. The Company believes that its common stock will likely be listed on the Nasdaq SmallCap Market if it is delisted from the Nasdaq National Market.

About Insmed Incorporated

Insmed Incorporated discovers and develops pharmaceutical products for the treatment of metabolic and endocrine diseases with unmet medical needs. The Company’s most advanced product candidate, SomatoKine®, is a novel delivery composition of IGF-I that regulates essential metabolic and anabolic (growth promoting) processes, including glucose uptake and tissue regeneration. Insmed is developing SomatoKine® for the treatment of Growth Hormone Insensitivity Syndrome (GHIS) and both type 1 and type 2 diabetes. The Company’s second product candidate, rhIGFBP-3, is a recombinant protein that is being developed as an anti-cancer agent targeted towards the inhibition of solid tumor growth. Further information is available at the company’s corporate website: www.insmed.com

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Statements included within this press release, which are not historical in nature, may constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements regarding expected financial position, results of operations, cash flows, dividends, financing plans, business strategies, operating efficiencies or synergies, budgets, capital and other expenditures, competitive positions, growth opportunities for existing or proposed products or services, plans and objectives of management, demand for new pharmaceutical products, market trends in the pharmaceutical business, inflation and various economic and business trends. Such forward-looking statements are subject to numerous risks and uncertainties, including risks that product candidates may fail in the clinic or may not be successfully marketed, the company may lack financial resources to complete development of product candidates, competing products may be more successful, demand for new pharmaceutical products may decrease, the biopharmaceutical industry may experience negative market trends and other risks detailed from time to time in the company’s filings with the Securities and Exchange Commission. As a result of these and other risks and uncertainties, actual results may differ materially from those described in this press release.